Exhibit (11) under N-1A
                                   Exhibit 23 under 601/Reg SK


                               DELOITTE & TOUCHE


              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

   We consent to the incorporation by reference in Post-Effective Amendment No. 10 of the Registration Statement (No. 33-44737) of First Priority Funds (comprising the following portfolios: Treasury Money Market Fund, Limited Maturity Government Fund, Fixed Income Fund, Equity Fund, Equity Income Fund, and Balanced Fund) of our report dated January 12, 1996, appearing inthe Combined Annual Report for the FIRST PRIORITY FUNDS for the year ended November 30, 1995, and to references to under the heading "Financial Highlights" in the Combined Prospectus, which is part of such Registration Statement



By:/s/DELOITTE & TOUCHE LLP
   Pittsburgh, Pennsylvania